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                                                           EXHIBIT 99

News Release
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FOR MORE INFORMATION, CALL


John Snyder, The Snyder Buscher Group, (206) 652-9704, JSnyder@sbgir.com John Kent, Aftermarket Technology, (630) 455-6000, JKent@ATC.atcaff.com


FOR IMMEDIATE RELEASE
OCTOBER 12, 1998


                 AFTERMARKET TECHNOLOGY EXPECTS 1998 RESULTS TO BE
                              BELOW PREVIOUS ESTIMATES


WESTMONT, IL., OCTOBER 12, 1998 -- Aftermarket Technology Corp. (NASDAQ:
ATAC) today announced that its projected earnings per share for the third and fourth quarters of 1998 will be below current consensus estimates. Based on preliminary figures, the Company expects that earnings per share for the third quarter of 1998 will be in the range of $0.10 to $0.12 and anticipates that fourth quarter results could be in the same range. As a result, full-year 1998 earnings per share are expected to be between $0.79 and $0.83 (before $3.6 million of special charges recorded in the second quarter), which is significantly below current analysts' consensus estimates. Aftermarket Technology expects to report its third quarter results on November 2, 1998.

As previously reported, several of the Company's OEM customers have excess inventory and the Company has reduced shipments to them in order to assist these customers in lowering their inventories to meet targeted levels by the end of 1998. Although most of these OEMs have made good progress in reducing their inventory levels, lower than forecasted demand at one of the Company's primary OEM customers has made it necessary for the Company to further reduce shipments significantly in order for this OEM to still achieve the targeted inventory level by year-end. As a result, sales to OEM customers during each of the third and fourth quarters of 1998 are expected to be approximately 3% to 5% lower than sales to OEMs during the second quarter of 1998. In addition to the anticipated reduction in sales to OEM customers, 1998 results are being adversely affected by short-term problems in the implementation of the enterprise-wide computer system for the Company's Distribution Group.

"The challenges that we are facing with our OEM customers and the integration of our Distribution Group are proving to be greater than previously anticipated but we expect to have these issues behind us by year-end." commented Stephen Perkins, Chairman, President, and CEO of Aftermarket Technology. "However, we still expect the Company to be in an excellent position to achieve very strong earnings growth in 1999 based on the ramping up of the Chrysler rear wheel drive program, the completion of our Distribution Group integration, and our lean manufacturing initiatives."

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The preceding paragraphs contains forward-looking statements that are subject to risks and uncertainties that are described in the Company's filings with the Securities and Exchange Commission. There can be no assurance that actual results will not differ materially from those projected or implied by such statements.

Aftermarket Technology is a leading remanufacturer and distributor of drive train products used in the repair of vehicles in the automotive aftermarket. Aftermarket Technology's principal products include remanufactured transmissions, torque converters, engines, electronic control modules, instrument display clusters and radios as well as remanufactured and new parts for the repair of automotive drive train assemblies. In addition, the Company provides value added, third party distribution and material logistical services to such customers as AT&T Wireless and Ford Motor Company. The Company's customers include original equipment manufacturers, independent transmission rebuilders, general repair shops, distributors and retail automotive parts stores. Established in 1994, the Company maintains over 50 distribution centers throughout the United States and Canada, and also has facilities in Mexico and England.


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